Exhibit 99.1

Nash Finch Company and Roundy’s Supermarkets, Inc. Settle Lawsuit Concerning Nash Finch’s 2005
Acquisition of Two Roundy’s Distribution Centers

MINNEAPOLIS (September 14, 2009) – Nash Finch Company today announced that it entered into a settlement agreement with Roundy’s Supermarkets, Inc. that resolves the lawsuit filed in 2008 related to Nash Finch’s 2005 acquisition of two Roundy’s Distribution Centers. Under the terms of the settlement, Nash Finch and Roundy’s Supermarkets agreed to dismiss their claims against the other, in exchange for a release of claims. Neither Nash Finch nor Roundy’s Supermarkets is required to make any payments to the other under the terms of the settlement agreement.

“We are pleased to put this dispute behind us and continue our focus on serving the needs of our customers, including the valued customers who joined the Nash Finch family through this acquisition,” said Alec Covington, CEO and President of Nash Finch.

About Nash Finch
Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R), AVANZA(R) and Sun Mart(R) trade names. Further information is available on the Company’s website, www.nashfinch.com.

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Contact: Brian Numainville, Nash Finch Company, 952-844-1201